                                                                      Exhibit 12


                       MERCK & CO., INC. AND SUBSIDIARIES

               Computation of Ratios of Earnings to Fixed Charges
               --------------------------------------------------
                        (In millions except ratio data)


                                                                       Years Ended December 31
                                     ----------------------------------------------------------------------------------------
                                       1993             1992            1991           1990            1989            1988
                                     --------         --------        --------       --------        --------        --------
Income before Taxes and
  Cumulative Effect of
  Accounting Charges                 $3,102.7         $3,563.6        $3,166.7       $2,698.8        $2,283.0        $1,871.0
                                     --------         --------        --------       --------        --------        --------
Add:
  One-third of Rents                     35.0             34.0            31.1           26.5            20.0            19.3
  Interest Expense (Net)                 48.0             23.6            26.0           51.9            45.5            71.0
                                     --------         --------        --------       --------        --------        --------
  Income as Adjusted                 $3,185.7         $3,621.2        $3,223.8       $2,777.2        $2,348.5        $1,961.3
                                     ========         ========        ========       ========        ========        ========

Fixed Charges
  One-third of Rents                   $ 35.0           $ 34.0           $31.1          $26.5           $20.0           $19.3
  Interest Expense                       84.7             72.7            68.7           69.8            53.2            76.5
                                       ------           ------           -----          -----           -----           -----
  Fixed Charges                        $119.7           $106.7           $99.8          $96.3           $73.2           $95.8
                                       ======           ======           =====          =====           =====           =====

Ratio of Earnings
  to Fixed Charges                         27               34              32             29              32              20
                                           --               --              --             --              --              --




For purposes of computing these ratios, "earnings" consist of income before income taxes, one-third of rents (deemed by the Company to be representative of the interest factor), and interest expense, net of amounts capitalized. "Fixed charges" consist of one-third of rents and interest expense as reported in the Company's consolidated financial statements.